Exhibit (14)(c)

KPMG LLP
Suite 1800
21700 Oxnard Street
Woodland Hills, CA 91367-3642

Consent of Independent Registered Public Accounting Firm

The Members

Senior Secured Loan Fund LLC:

We consent to the use of our report dated February 19, 2016 with respect to the balance sheets of Senior Secured Loan Fund LLC as of December 31, 2015 and 2014, and the related statements of operations, changes in members’ capital, and cash flows in each of the years in the two year period ended December 31, 2015, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the registration statement No. 333-212604.

Woodland Hills, California
September 16, 2016

KPMG LLP is a Delaware limited liability partnership, the U.S. member firm of KPMG International Cooperative (“KPMG International”), a Swiss entity.